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                                                                      EXHIBIT 11

                             FISHER COMPANIES INC.
                       COMPUTATION OF PER SHARE EARNINGS
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                                                                        Three Months Ended March 31
                                                                    1997                          1996
                                                                    ----                          ----
Weighted average common shares and equivalents
 outstanding during the period:
   Common shares                                                 4,265,172                     4,265,172
   Stock options                                                     7,057
   Restricted stock rights                                          11,380
                                                                ----------                    ----------
      Total                                                      4,283,609                     4,265,172
                                                                ==========                    ==========

Net income                                                      $3,881,000                    $3,244,000
                                                                ==========                    ==========

Net income per common share                                           $.91                    $      .76
                                                                ==========                    ==========

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